Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Continued Growth for Second Quarter 2007

     Assets grow to over $573 million

Greenville, SC, July 17, 2007 - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA, today announced that net income for the first six months of 2007 was $1.7 million, or $0.53 per diluted share, a 5.7% decrease in net income when compared to $1.8 million, or $0.56 per diluted share for the same period in 2006.

Net income for the second quarter of 2007 was $751 thousand, or $0.23 per diluted share, a 22.6% decrease in net income when compared to $970 thousand, or $0.30 per diluted share, for same period in 2006.

Return on average assets for the second quarter of 2007 was 0.53% compared to 0.88% for the same quarter in 2006. Return on average shareholders' equity for the second quarter in 2007 was 8.77% compared to 12.14% for the second quarter in 2006. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) was 65.6% for the 2007 second quarter compared to 47.9% for the 2006 second quarter.

"The first six months of 2007 reflect our investments in infrastructure and bankers as we continue to expand the scope of our company in both our Greenville and Columbia markets," said Art Seaver, Chief Executive Officer.  "While the costs of these investments affected current earnings, our new infrastructure enabled assets to increase $63.8 million for the first six months, an increase of 12.5%.  In addition, our retail deposit initiatives continue to generate success as total retail deposits have increased 19.1% and the number of transaction accounts has grown 19.3% since June 30, 2006."

Total assets grew to $573.1 million as of June 30, 2007, compared to $455.3 million on June 30, 2006, an increase of 25.9%. Loans were $461.6 million at June 30, 2007, an increase of $83.9 million or 22.2%, when compared with $377.6 million on June 30, 2006. Deposits grew 30.3% to $384.3 million on June 30, 2007, compared to $294.9 million on June 30, 2006.

Nonperforming assets as a percentage of total assets increased to 0.86% at June 30, 2007 compared to 0.50% at June 30, 2006.  Total nonperforming assets were $5.0 million at June 30, 2007.  The increase in nonperforming assets this quarter is represented by one commercial real estate loan with a carrying value of $2.9 million.  The Company incurred a second quarter loss of $450 thousand on this loan which represented 85.6% of total charge-offs year-to-date.

The Company's book value per share was $12.11 as of June 30, 2007, while the closing stock price was $20.38 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three and six months ended June 30, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$9,742	$7,498	$18,703	$14,124
Interest expense	5,592	3,935	10,769	7,201
Net interest income	4,150	3,563	7,934	6,923
Provision for loan losses	380	400	840	800
Net interest income after
provision for loan losses	3,770	3,163	7,094	6,123
Noninterest income	148	134	742	289
Noninterest expense	2,819	1,769	5,327	3,559
Income before taxes	1,099	1,528	2,509	2,853
Income tax expense	348	558	800	1,041
Net income	$751	$970	$1,709	$1,812

Per Share Data:
Net income, basic	$0.25	$0.33	$0.58	$0.62
Net income, diluted	$0.23	$0.30	$0.53	$0.56
Book value	$12.11	$10.90	$12.11	$10.90

Weighted average number of shares outstanding:
Basic	2,940	2,932	2,938	2,929
Diluted	3,241	3,236	3,244	3,241

Performance Ratios:
Return on average assets (1)	0.53%	0.88%	0.63%	0.86%
Return on average equity (1)	8.77%	12.14%	9.91%	11.54%
Net interest margin (1)	3.06%	3.33%	3.04%	3.40%
Efficiency ratio (2)	65.59%	47.86%	61.40%	49.35%

Growth Ratios and Other Data:
Percentage change in net income from the same	(22.56)%		(5.67)%
period of the previous year
Percentage change in diluted net income per share
from the same period of the previous year	(23.33)%		(5.36)%
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,
	2007	2006
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$573,108	$455,256
Investment securities	83,294	60,627
Loans (3)	461,580	377,633
Allowance for loan losses	5,294	4,234
Deposits	384,283	294,941
Securities sold under agreement to repurchase
and federal funds purchased	-	13,730
Federal Home Loan Bank Advances	133,500	97,500
Junior subordinate debentures	13,403	13,403
Shareholders' equity	35,686	31,976

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	1.07%	0.60%
Nonperforming assets, past due and restructured
loans to total assets	0.86%	0.50%
Net charge-offs year to date to average
total loans (3)(4)	0.23%	0.58%
Allowance for loan losses to nonperforming loans	119.44%	620.96%
Allowance for loan losses to total loans (3)	1.15%	1.12%

Capital Ratios:
Average equity to average assets	6.32%	7.48%
Leverage ratio	10.85%	10.24%
Tier 1 risk-based capital ratio	14.55%	12.48%
Total risk-based capital ratio	15.81%	13.74%

Growth Ratios and Other Data:
Percentage change in assets	25.89%
Percentage change in loans (3)	22.23%
Percentage change in deposits	30.29%
Percentage change in equity	11.60%
Loans to deposit ratio (3).	120.11%

                                                                      ___________________________

                                                                     (1)  Annualized for the three and six month periods.

                                                                     (2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

                                                                     (3)   Includes nonperforming loans.

                                                                     (4)   Annualized for the six month period.